WINNEBAGO EXECUTIVE OFFICER SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

                    January 1, 2022

i

US.135586855.04

WINNEBAGO EXECUTIVE OFFICER
SEVERANCE PLAN

(Effective January 1, 2022)
Winnebago Industries, Inc. (the “Company”), and its designated subsidiaries, have determined to provide certain Qualified Executive Officers with severance benefits, as provided in this Winnebago Executive Officer Severance Plan (the “Plan”). It is the intention of the Company that this Plan comply with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Code”), including Section 409A (to the extent applicable), and that this Plan is an employee welfare benefit plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”).
This document serves as the written “plan document” under ERISA and as the “summary plan description” of the Plan for purposes of ERISA.
ARTICLE I.
Definitions

The following terms used throughout the Plan have a specific meaning when used with initial capital letters.
Section 1.1    Benefits. “Benefits” means separation pay consisting of certain cash severance payments and other benefits that may be provided to a Participant under this Plan in accordance with Article II.
Section 1.2    Board of Directors. “Board of Directors” means the Board of Directors of the Company.
Section 1.3    Participant. A “Participant” is a Qualified Executive Officer who has not ceased to be a Participant under Section 2.2.
Section 1.4    Plan. “Plan” means the “Winnebago Executive Officer Severance Plan,” as it may be amended from time to time.
Section 1.5 Plan Administrator. The “Plan Administrator” shall be Winnebago Industries, Inc.
Section 1.6    Cause. Prior to or after the Transition Period, “Cause” means:
(a)    indictment or conviction of, or a plea of nolo contendere to, (i) any felony (other than any felony arising out of negligence), or any misdemeanor involving moral turpitude with respect to the Company, or (ii) any crime or     offense involving dishonesty with respect to the Company;
(b)    theft or embezzlement of Company property or commission of similar acts involving dishonesty or moral turpitude;
(c)    repeated material negligence in the performance of Participant’s duties;
(d)    Participant’s repeated failure to devote to the Company substantially all of Participant’s working time and efforts during normal business hours;

(e)    knowing engagement in conduct that is materially injurious to the Company;
(f)    failure to comply with the Company’s Code of Conduct, any Company policy or with any agreement between the Company (or an affiliate) and Participant; or
(g)    knowingly providing materially misleading information concerning the Company to the Board, any governmental body or regulatory agency or to any lender or other financing source or proposed financing source of the Company, provided, Participant’s employment shall not be terminated for Cause pursuant to Section 1.6(c) and (d) unless Participant has been provided written notice from the Company setting forth the reason or reasons constituting Cause and Participant has failed to cure the basis on which the Company is considering terminating Participant’s employment within 30 days of the notice, except that no notice need be provided to the extent that the act or omission is not curable.
Section 1.7    Change in Control. A “Change in Control” is defined in the Participant’s Change in Control Agreement, if any.

Section 1.8    Change in Control Agreement. “Change in Control Agreement” means the individual Change in Control Agreement between the Company and the Participant, if any.

Section 1.9    Disability. “Disability” means a continuing condition of the employee that has been determined to meet the criteria set forth in the Company’s Long-Term Disability Plan, or similar successor plan, to render the employee eligible for long-term disability benefits under said plan, whether or not the employee is in fact covered by such plan. The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Plan Administrator.

Section 1.10    Good Reason. “Good Reason” means any of the following (without the Participant’s express written consent and not caused by the Participant):
(a)     the assignment to the Participant by the Company of duties materially inconsistent with the Participant’s position, duties, responsibilities and status with the Company, or a change in the Participant’s titles or offices;
(b)     a material reduction by the Company in the Participant’s base salary, or annual bonus opportunity, other than with the Participant’s consent or pursuant to a general wage reduction in respect of substantially all of the Company’s executive officers, in which event Participant’s base salary may only be reduced to the same extent and up to the same percentage amount as the base salaries of other executive officers are reduced; and
(c)     Requiring the Participant reside, without Participant’s consent, anywhere other than within fifty (50) miles of Participant’s primary work location.
Participant must notify Company in writing of any event that constitutes Good Reason hereunder within 30 days following Participant’s initial knowledge of the existence of such event or such event shall not constitute Good Reason under this Plan. Participant must provide at least 30 days prior written notification of Participant’s intention to terminate Participant’s employment for Good Reason and Company shall have 30 days from the date of receipt of such notice to effect a cure of the condition constituting Good Reason, and, upon cure thereof by the Company, such event shall no longer constitute Good Reason.

Section 1.11    Qualified Executive Officer. A “Qualified Executive Officer” is a U.S. based, common law employee of the Company (or a Participating Employer) who has been designated by the Human Resources Committee of the Board, in its sole discretion, to be eligible to participate in this Plan. If an individual is classified by the Company as other than a common law employee (for example, as an independent contractor or leased employee), such individual will not be a Qualified Executive Officer, regardless of the individual’s correct legal status. For this purpose, “U.S. based” includes any United States citizens on a temporary assignment for the Company abroad in expatriate status and any U.S. permanent residents employed by the Company with their regular worksite in the United States.
Section 1.12    Qualifying Termination. A “Qualifying Termination” of an employee designated by the Company to be eligible to participate in this Plan is a termination of such employee’s employment (a) by the Company without Cause, or (b) by such employee for Good Reason, in either case that results in a Separation Date prior to or after the Transition Period and while this Plan is in effect.
Section 1.13    Separation Date. “Separation Date” means the date on which a “separation from service” has occurred for purposes of Code Section 409A.
Section 1.14    Separation and Release Agreement; Release. A “Separation and Release Agreement” is the document required to be signed before any Benefits under this Plan will be paid to any Qualified Executive Officer who experiences a Qualifying Termination. The Company will determine the contents of the Separation and Release Agreement and may revise it from time to time as appropriate to deal with particular severance situations. The Separation and Release Agreement will generally include a release of all claims against the Company (and its affiliates) and its representatives, and may also include provisions regarding noncompetition with the Company (and/or the affiliates) and nonsolicitation of customers and employees, in each case, for a period of time after the Qualified Executive Officer’s employment terminates, confidentiality, non-disparagement, return of Company property and other topics.
Section 1.15    Transition Period. “Transition Period” means, for each Qualified Executive Officer under this Plan, the two-year period commencing on the date of the first Change in Control to occur during such Qualified Executive Officer’s employment with the Company (or an affiliate) and ending on the two (2) year anniversary of such date.
ARTICLE II.
Severance Pay Benefits

Section 2.1    Start of Participation. Each Qualified Executive Officer shall become a Participant on the date such individual becomes a Qualified Executive Officer. Each Participant shall be provided a copy of this Plan.
Section 2.2    Termination of Participation. An individual shall cease to be a Participant of the Plan on earliest date on which (a) the Participant fails to be classified as a Qualified Executive Officer by the Company, (b) the date the Participant fails to comply with any of the requirements under the Plan, or (c) when the Participant has received the maximum Benefits available to such Participant under the Plan.
Section 2.3    Benefits. Subject to the satisfaction of the provisions of the Plan, including but not limited to Sections 2.4 and 2.5, the Benefits payable under this Plan consist of the following types of separation pay:
(a)    an amount equal to one (1) times Participant’s annual base salary from the Company (or its subsidiaries) as of the Separation Date, less all legally required and authorized deductions and withholdings, with such amount to be paid to Participant in substantially equal installments over the 12-month period after the Separation Date in accordance with the Company’s regular payroll cycle, commencing on the first regular payroll date of the Company that occurs after the expiration of the rescission period identified in the Separation and Release Agreement, but in no more than 60 calendar days after the Separation Date (and including with the first installment, any installment that would have otherwise been paid on regular payroll dates during the period following the Separation Date and before the payment of the first installment); and
(b)    an amount equal to one (1) times the sum of (i) the Participant’s annual target bonus, as in effect as of the Separation Date, plus (ii) the annual premium cost applicable to the Participant as of the Separation Date for continuation of the Participant’s then-current group medical, dental and vision insurance coverage, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), less all legally required and authorized deductions and withholdings. Any amount payable to Participant as severance pay under this Section 2.3(b) shall be paid to Participant by the Company in a lump sum on the date the first installment under Section 2.3(a) above is paid.
To the extent necessary to comply with Code Section 409A, if the consideration and revocation period for the Separation and Release Agreement spans two calendar years, then the payments under (a) and/or (b), as applicable, shall commence in the second calendar year.
Section 2.4    Ineligibility for Benefits. Notwithstanding anything to the contrary, Benefits will not be paid under the Plan (or no future benefits will be paid, if benefits have commenced) in any of the following circumstances:
–Participant voluntarily terminates employment with the Company (and all affiliates) for any reason other than Good Reason before or after the Transition Period, or retires under the Company’s (or affiliate’s) normal employment policies, regardless of termination date;
–Participant’s employment terminates for any reason during the Transition Period;
–Participant’s employment is terminated by the Company for Cause, regardless of termination date;
–Participant begins working in a new position with the Company (or any affiliate) on the business day immediately following the employee’s Separation Date;
–Participant’s termination of employment was the result of a corporate transaction and Participant received a reasonably equivalent offer of employment, as determined by the Company, from the purchaser (or affiliate of purchaser), regardless of whether Participant accepts such offer of employment;
–Participant’s employment terminates due to death, Disability, or failure to return to work for the Company (or an affiliate) following a leave of absence, layoff or any other period of authorized absence from the Company;
–Participant’s termination of employment with the Company (and all affiliates) does not qualify as a “separation from service” under Code Section 409A;

–Participant violates Participant’s obligations under any Company policy (including the Code of Conduct) or other agreement between the Company and the Participant, including the Separation and Release Agreement;
–Participant refuses to sign the Separation and Release Agreement, or fails to sign and return the Separation and Release Agreement within the consideration period identified in the Separation and Release Agreement, or rescinds or revokes the Release before it becomes final; or
–Participant is covered by a written contract or agreement with the Company or a severance plan (other than this Plan) at the time employment terminates that provides for severance pay or other benefits upon termination, except to the extent this Plan provides greater severance pay or other benefits upon termination (in which case severance pay or other benefits upon termination will be provided under this Plan subject to the Participant waiving any right to receive severance pay or other benefits under any other written contract or agreement with the Company or severance plan).
Section 2.5    Qualifying Termination and Payment of Benefits. A Participant will become entitled to Benefits under this Plan upon the occurrence of both (a) a Qualifying Termination and (b) complete compliance with any terms and conditions placed upon such Benefits, including, but not limited to, the timely execution and delivery of the Separation and Release Agreement that becomes irrevocable in accordance with its terms and the ongoing compliance with the Separation and Release Agreement. Benefits shall be provided and paid in accordance with the terms and conditions described in this Plan.
Section 2.6    Impact upon Other Benefits. Except as provided in Section 2.4, benefits under this Plan are not intended to impact other benefits to which a Participant is entitled under the terms and conditions of other plans or programs through which such other benefits are provided. Notwithstanding the previous statement, this Plan is intended to replace and is available in lieu of benefits under any other severance or severance-type benefit plan, formal or informal, sponsored by the Company (or an affiliate) which are or previously were available to any Company employee, except (a) to the extent such other amounts are deferred compensation subject to Code Section 409A, or (b) to the extent an employee is covered by a written contract or agreement with the Company or a severance plan (other than this Plan) at the time employment terminates that provides for severance pay or other benefits upon termination, except to the extent this Plan provides greater severance pay or other benefits upon termination (in which case severance pay or other benefits upon termination will be provided under this Plan subject to the Participant waiving any right to receive severance pay or other benefits under any other written contract or agreement with the Company or severance plan).
Section 2.7    Tax Consequences. Benefit payments made under this Plan shall be included in the Participant’s taxable income and are subject to all applicable deductions and withholdings to the extent required by law, as determined by the Company in its discretion.
Section 2.8    Application of Code Section 409A. It is the intention of the Company that this Plan, and the Benefits provided hereunder, qualify for certain exceptions from coverage under Code Section 409A (including the current and future regulations or other applicable guidance thereunder), such as the exception for “short-term deferrals,” and “involuntary separation pay plan” payments, and this Plan should be interpreted accordingly. To the extent that any provision of this Plan does not qualify for an exception due to changes in the regulations, guidance or interpretation, or amount of benefit, such provision will be applied in a manner consistent with such requirements, regulations or guidance, notwithstanding any provision of the Plan to the contrary. In addition, to the extent that any amounts payable under this Plan are required to be delayed under Code Section 409A, such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from the amounts that are not required to be delayed. For purposes of Code Section 409A, the Participant’s right to receive installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. Notwithstanding anything herein to the contrary, if any Participant is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Participant’s Separation Date, then no payments of any amounts of deferred compensation subject to Code Section 409A and payable due to such Participant’s separation from service shall be made under this Plan before the first business day that is six (6) months after the Participant’s Separation Date (or upon the Participant’s death, if earlier) (the “Specified Period”). Any deferred compensation payments that would otherwise be required to be made to a Participant during the Specified Period will be accumulated by the Company and paid to the Participant on the first day after the end of the Specified Period. The foregoing restriction on the payment of amounts to a Participant during the Specified Period will not apply to the payment of employment taxes.
ARTICLE III.
Administration
Section 3.1    Plan Administrator
(a)The Plan Administrator shall be responsible for the general supervision of the Plan. The Plan Administrator shall also be the named fiduciary of the Plan in accordance with Section 402 of ERISA and therefore shall have authority to control and manage the operation and administration of the Plan. The Plan Administrator shall perform any and all acts necessary or appropriate for the proper management and administration of the Plan.
(b)Unless otherwise specifically provided by the Board of Directors of the Company, the Senior Vice President, General Counsel of the Company shall act on behalf of the Company in its capacity as Plan Administrator.
Section 3.2    Powers of Plan Administrator. The Plan Administrator shall have all powers necessary to administer the Plan, including but not limited to authority to interpret the Plan terms, determine eligibility, determine benefits and the authority to contract with service providers.
Section 3.3    Expenses. The Company (and the applicable affiliates) shall bear all administrative costs of the Plan.
Section 3.4    Reports and Records. The Company, the Plan Administrator and others to whom the Company has delegated duties and responsibilities under the Plan shall keep accurate and detailed records of any matters pertaining to administration of the Plan or compliance with applicable law.
Section 3.5    Rule Against Discrimination. The Plan Administrator shall exercise its discretion under this Plan in a uniform manner so that all similarly situated Participants (or their beneficiaries) shall be similarly treated. However, nothing precludes the Company from offering benefits to a Participant that are in addition to the benefits otherwise available under this Plan, or, with the consent of the Participant, different from the Benefits otherwise available under this Plan.
ARTICLE IV.
Amendment and Termination

Section 4.1    Amendment. Subject to Section 4.3, the Company reserves the right in its discretion to amend the Plan at any time, and from time to time, in whole or in part, and in any manner without the consent or notice to any employee or any other person having any beneficial interest in this Plan. Such amendment will be in writing. Such action may be taken by the Board of Directors of the Company or by any other individual or committee to whom such authority with respect to the Plan has been delegated by the Board of Directors.
Section 4.2    Termination. Subject to Section 4.3, the Company reserves the right in its discretion to terminate the Plan at any time and in any manner. Such action will be in writing. Such action may be taken by the Board of Directors of the Company or by any other individual or committee to whom such authority has been delegated by the Board of Directors. After termination, the rights and obligations of any persons named herein or otherwise affected by the Plan shall be limited to those which have accrued to the date of Plan termination.
Section 4.3    Exceptions. Notwithstanding the foregoing, any material change to the Benefits payable to an executive officer of the Company under this Plan must be approved by the Human Resources Committee of the Company’s Board of Directors. In addition, notwithstanding any limitation above, this Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring this Plan into compliance with applicable law, including but not limited to Code Section 409A.
ARTICLE V.
Miscellaneous
Section 5.1    Participant Rights. Notwithstanding any provision of this Plan to the contrary, no provision of this Plan shall be construed as giving to any Participant legal or equitable rights against the Company or any employee thereof. Further, the action of the Company in creating this Plan shall not be construed to constitute and shall not be evidence of any contractual relationship between the Company and any Participant, or as a right of any Participant to continue in the employment of the Company (or any affiliate), or as a limitation of the right of the Company (or any affiliate) to discharge any of its employees, with or without cause. The Company shall have the absolute right to deal with any employee who may be a Participant hereunder at any time as if the Plan had never been established.
Section 5.2     Indemnification. Subject to the requirements of ERISA, the Company does hereby indemnify and hold harmless any employee that is deemed to be a fiduciary with respect to the Plan under the terms and provisions of ERISA, the regulations promulgated thereunder or case law which develops under ERISA against any and all losses, claims, damages, expense (including court costs and attorneys’ fees) and liability arising from the employee’s duties and responsibilities in connection with the Plan unless the same is determined to be due to gross negligence or willful misconduct.
Section 5.3    Applicable Law. This Plan is intended to be construed, and all rights and duties hereunder are to be governed, in accordance with the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.
Section 5.4    Alienation or Assignment of Benefits. No Benefit due at any time under this Plan is to be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or encumbrance of any kind. Participants cannot assign their Benefits to anyone else and such Benefits are not subject to attachment by creditors. The Company will not pay Plan Benefits to anyone other than a Participant (or the Participant’s estate if the Participant dies after properly signing and not revoking the Separation and Release Agreement, but before the benefits are fully paid).

Section 5.5    Interpretation. Whenever used in this Plan, pronouns shall be interpreted inclusively and the singular shall include the plural unless a different meaning is otherwise required by the context.
Section 5.6    Family and Medical Leave Act of 1993. Notwithstanding any provision of this Plan to the contrary, this Plan shall be administered and maintained in a manner consistent with the Family and Medical Leave Act of 1993.

ARTICLE VI.
Additional Information
Plan Name: Winnebago Executive Officer Severance Plan
Plan Administrator & Plan Sponsor:
The Company is the “Plan Sponsor” and “Plan Administrator” of this Plan. Communications with the Company regarding the Plan should be addressed to:
    Winnebago Industries, Inc.
    Attn: Stacy Bogart
    13200 Pioneer Trail, Suite 150
Eden Prairie, MN 55347
    952-828-8439

As Plan Administrator, the Company has complete discretionary authority to interpret the provisions of the Plan and to determine which Participants are eligible for Plan benefits, the requirements to receive severance benefits, and the amount of those benefits. The Company also has authority to correct any errors that may occur in the administration of the Plan, including recovering any overpayment of benefits from the person who received it.
Employer Identification Number (EIN):    42-0802678
Participating Employers
A list of Participating Employers may be obtained from the Plan Administrator
Type of Administration & Funding
This Plan is administered by the Company. Benefits are paid out of the general assets of the Company (or applicable affiliate that employed the Participant); there is no trust and there are no trustees. No Participant contributions are required or permitted.
Plan Type & Plan Number
This Plan is a welfare benefit plan providing severance benefits under certain termination of employment situations. The Plan Number is 502.
Agent for Service of Legal Process
Legal process regarding the Plan may be served on the Company at the address listed above.
Plan Year
January 1 through December 31.

Claims Procedure
Normally, the Plan Administrator will determine an employee’s eligibility and benefit amount on its own and without any action on the part of the terminating employee, other than returning the release form.

If the Plan Administrator has not acted on a termination (or if you disagree with a decision made by the Plan Administrator), you or your authorized representative may submit a written claim for benefits. The claim must be submitted to the Company’s Senior Vice President, General Counsel within six (6) months after the date you terminated employment. Claims received after that time will not be considered.
The Plan Administrator will ordinarily respond to the claim within ninety (90) days of receiving it. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving the claimant written notice of the extension and the reason why the extension is necessary. If the claim is denied in whole or in part, the denial notice shall be in writing and shall explain the specific reason for the denial. The notice to the Participant shall make reference to the specific provisions in the Plan, and suggest steps, if any, necessary to perfect the claim of the Participant.
Appeals. If you disagree with the initial claim determination, you or your authorized representative can request that the decision be reviewed by filing a written request for review with the Company’s Senior Vice President, General Counsel within 60 days after receiving notice that the claim has been denied. You or your representative may present written statements or other documentation supporting your claim. Upon request, you may review all documents relevant to your claim. (You may also receive copies of these documents free of charge.)
Generally, the decision will be reviewed within 60 days after the Plan Administrator receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, you will be notified of this fact in writing.) You will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.
If your appeal is denied, in whole or in part, and you disagree with the appeal determination, then you have the right to file a lawsuit challenging the Plan Administrator’s determination. Note that you must follow this claims procedure if you have a claim; the failure to do so may prevent you from challenging an adverse decision in court. In addition, after you have completed the claims and appeal procedures above, if you wish to bring a lawsuit, you must do so within one year of the final denial of your claim. Failure to file a lawsuit within this time period will cause your rights to expire. All lawsuits arising under the Plan or relating to the Plan must be submitted to the United States District Court of the District of Minnesota. By participating in the Plan, or by asserting an entitlement to any right or benefit under the Plan, you consent to the United States District Court of the District of Minnesota’s exercise of personal jurisdiction over you, and waive any argument that that forum is not a convenient forum in which to resolve the lawsuit.
ERISA Statement of Rights
As a Participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (“ERISA”). ERISA provides that all Plan participants are entitled to:
1.Examine, without charge, at the Company’s Human Resources Department and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration, if required.
2.Obtain, upon written request to the Company’s Human Resources Department, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if required, and updated summary plan description. The Company may make a reasonable charge for the copies.
3.Receive a summary of the Plan’s annual financial report (if the Plan is required to file such a report). The Company is required by law to furnish each participant with a copy of this summary financial report.
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and the other Plan Participants. No one, including your employer or any other person, may discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA. If your claim for a welfare benefit is denied in whole or in part, you must have the right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all with certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Company to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond its control. If you have a claim for welfare benefits which is denied or ignored, in whole or in part and you have exhausted your appeal rights under the Plan’s claims procedure, you may file suit in a state or federal court. If you are discriminated against for asserting your rights, you may seek assistance from the United States Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).
If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, of it you need assistance in obtaining documents from the Company, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.